Exhibit 10.1
[Published CUSIP Number:                                         ]
CREDIT AGREEMENT
Dated as of November 22, 2010
among
OPTIONSXPRESS HOLDINGS, INC.
as the Borrower,
CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER,
as the Guarantors,
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
THE OTHER LENDERS PARTY HERETO
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	23
1.03 Accounting Terms	24
1.04 Rounding	24
1.05 Times of Day	25
ARTICLE II THE COMMITMENTS AND BORROWINGS	25
2.01 Commitments	25
2.02 Borrowings, Conversions and Continuations of Loans	25
2.03 Prepayments	26
2.04 Repayment of Loans	28
2.05 Interest	28
2.06 Fees	29
2.07 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	29
2.08 Evidence of Debt	30
2.09 Payments Generally; Administrative Agent’s Clawback	30
2.10 Sharing of Payments by Lenders	31
2.11 Defaulting Lenders	32
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	33
3.01 Taxes	33
3.02 Illegality	36
3.03 Inability to Determine Rates	36
3.04 Increased Costs	37
3.05 Compensation for Losses	38
3.06 Mitigation Obligations; Replacement of Lenders	38
3.07 Survival	39
ARTICLE IV GUARANTY	39
4.01 The Guaranty	39
4.02 Obligations Unconditional	39
4.03 Reinstatement	40
4.04 Certain Additional Waivers	41
4.05 Remedies	41
4.06 Rights of Contribution	41
4.07 Guarantee of Payment; Continuing Guarantee	41
ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSION	41
5.01 Closing Date	41
5.02 Credit Extension	43
ARTICLE VI REPRESENTATIONS AND WARRANTIES	43
6.01 Existence, Qualification and Power	44
6.02 Authorization; No Contravention	44
6.03 Governmental Authorization; Other Consents	44
6.04 Binding Effect	44
6.05 Financial Statements; No Material Adverse Effect	44
6.06 Litigation	45
6.07 No Default	45
6.08 Ownership of Property; Liens	45
6.09 Environmental Compliance	45

i

6.10 Insurance	46
6.11 Taxes	46
6.12 ERISA Compliance	46
6.13 Subsidiaries	47
6.14 Federal Regulations; Investment Company Act	47
6.15 Disclosure	48
6.16 Compliance with Laws	48
6.17 Solvency	48
6.18 Perfection of Security Interests in the Collateral	48
6.19 Certain Information	49
ARTICLE VII AFFIRMATIVE COVENANTS	49
7.01 Financial Statements	49
7.02 Certificates; Other Information	50
7.03 Notices	51
7.04 Payment of Tax Obligations	52
7.05 Preservation of Existence, Etc.	52
7.06 Maintenance of Properties	52
7.07 Maintenance of Insurance	52
7.08 Compliance with Laws	52
7.09 Books and Records	52
7.10 Inspection Rights	53
7.11 Use of Proceeds	53
7.12 Additional Subsidiaries	53
7.13 ERISA Compliance	54
7.14 Pledged Assets	54
7.15 Further Assurances	54
ARTICLE VIII NEGATIVE COVENANTS	55
8.01 Liens	55
8.02 Investments	57
8.03 Indebtedness	58
8.04 Fundamental Changes	61
8.05 Dispositions	61
8.06 Restricted Payments	62
8.07 Change in Nature of Business	62
8.08 Transactions with Affiliates and Insiders	62
8.09 Burdensome Agreements	63
8.10 Use of Proceeds	63
8.11 Financial Covenants	64
8.12 Capital Expenditures	64
8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	64
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES	64
9.01 Events of Default	64
9.02 Remedies Upon Event of Default	66
9.03 Application of Funds	67
ARTICLE X ADMINISTRATIVE AGENT	67
10.01 Appointment and Authority	67
10.02 Rights as a Lender	68
10.03 Exculpatory Provisions	68
10.04 Reliance by Administrative Agent	69
10.05 Delegation of Duties	69

10.06 Resignation of Administrative Agent	69
10.07 Non-Reliance on Administrative Agent and Other Lenders	70
10.08 No Other Duties; Etc.	70
10.09 Administrative Agent May File Proofs of Claim	70
10.10 Collateral and Guaranty Matters	71
ARTICLE XI MISCELLANEOUS	71
11.01 Amendments, Etc.	71
11.02 Notices and Other Communications; Facsimile Copies	73
11.03 No Waiver; Cumulative Remedies; Enforcement	75
11.04 Expenses; Indemnity; and Damage Waiver	75
11.05 Payments Set Aside	77
11.06 Successors and Assigns	77
11.07 Treatment of Certain Information; Confidentiality	80
11.08 Set-off	81
11.09 Interest Rate Limitation	82
11.10 Counterparts; Integration; Effectiveness	82
11.11 Survival of Representations and Warranties	82
11.12 Severability	82
11.13 Replacement of Lenders	83
11.14 Governing Law; Jurisdiction; Etc.	84
11.15 Waiver of Right to Trial by Jury	84
11.16 Electronic Execution of Assignments and Certain Other Documents	85
11.17 USA PATRIOT Act	85
11.18 No Advisory or Fiduciary Relationship	85

SCHEDULES

1.01(a) Broker-Dealer Subsidiaries
1.01(b) Permitted Investors
1.01(c) Competitors
2.01 Commitments and Applicable Percentages
6.13 Subsidiaries
6.19(a) Taxpayer and Organizational Identification Numbers
6.19(b) Changes in Legal Name, State of Formation and Structure
8.01 Liens Existing on the Closing Date
8.02 Investments Existing on the Closing Date
8.03 Indebtedness Existing on the Closing Date
11.02 Certain Addresses for Notices

EXHIBITS

A Form of Loan Notice
B Form of Note
C Form of Compliance Certificate
D Form of Joinder Agreement
E Form of Assignment and Assumption

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of November 22, 2010 among OPTIONSXPRESS HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent.
The Borrower has requested that the Lenders provide a term loan for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of, or a line of business or division of, another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement.
“Applicable Percentage” means with respect to any Lender at any time, the percentage of the outstanding principal amount of the Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means with respect to the Term Loan, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

	Consolidated	Eurodollar Rate
Pricing Tier	Leverage Ratio	Loans	Base Rate Loans
I	≥ 2.00 to 1.0	3.00%	2.00%
II	≥ 1.50 to 1.0 but < 2.00 to 1.0	2.75%	1.75%
III	≥ 1.00 to 1.0 but < 1.50 to 1.0	2.50%	1.50%
IV	≥ 0.50 to 1.0 but < 1.00 to 1.0	2.25%	1.25%
V	< 0.50 to 1.0	2.00%	1.00%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the written request of the Required Lenders, Pricing Tier I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a) for the fiscal quarter ending December 31, 2010 shall be determined based upon Pricing Tier III. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.07(b).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its

Subsidiaries, including the notes thereto, audited by Ernst & Young and prepared in conformity with GAAP.
“Availability Period” means the period from the Closing Date to the earliest of (a) the date of funding of the Term Loan pursuant to Section 2.01(a), (b) December 22, 2010 and (c) the date of the termination of the commitment of each Lender to make the Term Loan pursuant to Section 9.02.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 7.02.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Broker-Dealer Holdco” means any Subsidiary that is a Material Subsidiary whose only assets consist of (a) Equity Interests in foreign Broker-Dealer Subsidiaries and (b) Equity Interests in other Subsidiaries whose only assets consist of Equity Interests in foreign Broker-Dealer Subsidiaries.
“Broker-Dealer Subsidiaries” means (a) the Subsidiaries listed on Schedule 1.01(a), (b) any Subsidiary that is not a Material Subsidiary whose only assets consist of (i) Equity Interests in foreign Broker-Dealer Subsidiaries and (ii) Equity Interests in other Subsidiaries whose only assets consist of Equity Interests in foreign Broker-Dealer Subsidiaries and (c) any other Subsidiary that is registered as a broker dealer pursuant to Section 15 of the Securities Exchange Act of 1934 or that is regulated as a broker dealer or educator under any foreign securities law, or that is registered as a Futures Commission Merchant (“FCM”), Introducing Broker (“IB”) or other regulated entity pursuant to the Commodity Exchange Act (7 U.S.C. 1 et seq.), or the equivalent under any foreign securities Law.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition, (b) time deposits, certificates of deposit and eurodollar time deposits, bankers’ acceptances and overnight bank deposits, in each case with (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or any non-domestic commercial bank of recognized standing having capital and surplus in excess of $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks or (iii) any bank or financial institution whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank or financial institution being an “Approved Bank”), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within 24 months of the date of acquisition, (d) repurchase obligations for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above or a or recognized securities dealer having capital and surplus in excess of $250,000,000, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which have a credit rating of either A-2 or higher by S&P or P-2 or higher by Moody’s, (f) investment funds the portfolios of which are substantially limited to Investments of the character described in the foregoing subdivisions (a) through (e), (g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, (h) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition, (i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A- (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s, (j) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (i) above, and (k) in the case of any Foreign Subsidiary, other high quality investments similar in tenure and credit quality to those described in clauses (a) through (j) above in the jurisdiction in which such Foreign Subsidiary operates.
“CFTC” means the Commodities Futures Trading Commission or any other regulatory body that succeeds to the functions of the Commodities Futures Trading Commission.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investors, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).
“Closing Date” means the date hereof.
“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent, for the benefit of the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
“Collateral Documents” means a collective reference to the Pledge Agreement and the other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.
“Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01, in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Commitments of all of the Lenders as in effect on the Closing Date is ONE HUNDRED AND TWENTY MILLION DOLLARS ($120,000,000).
“Competitors” means those Persons set forth on Schedule 1.01(c). Schedule 1.01(c) may be updated from time to time in writing by the Borrower pursuant to written notice to the Administrative Agent.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Involuntary Disposition, (b) Permitted Acquisitions, (c) any expenditures financed with Net Cash Proceeds received in connection with any Disposition or net cash proceeds from transactions of the type described in clauses (a) through (g) of the definition of “Dispositions” that are not applied to prepay the Loans pursuant to Section 2.03(b), (d) any such expenditures paid for or reimbursable by third parties, (e) leasehold improvement expenditures that are reimbursed by the lessor, (f) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time and (g) property, plant and equipment taken in settlement of accounts.
“Consolidated EBIT” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period:
(a) increased (without duplication) by:
(i) the provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of the Borrower and its Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net

Income for such period, including payments made pursuant to any tax sharing agreements or arrangements among the Borrower and its Subsidiaries (so long as such tax sharing payments are attributable to the operations of the Borrower and its Subsidiaries); plus
(ii) Consolidated Interest Charges for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income for such period; plus
(iii) any fees, costs, commissions, expenses or other charges (other than depreciation and amortization expense but including the effects of purchase accounting adjustments) related to the transactions on the Closing Date and the Special Dividend, any issuance of Equity Interests, Investment, Acquisition, Disposition, dividend or similar Restricted Payment, recapitalization or the incurrence, repayment, amendment or modification of Indebtedness permitted to be incurred under this Agreement and any charges or non-recurring merger costs incurred during such period (in each case whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to this Agreement and (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of this Agreement, in each case, deducted (and not added back) in computing Consolidated Net Income for such period; plus
(iv) any other non-cash charges, expenses or losses including any write offs or write downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBIT in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
(v) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus
(vi) (A) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights deducted (and not added back) in such period in computing Consolidated Net Income and (B) other costs or expense deducted (and not added back) in such period in computing Consolidated Net Income pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Qualified Equity Interest of the Borrower; plus
(vii) the amount paid by the Borrower during such period pursuant to Sections 3.04, 3.05 and 7.10, in each case to the extent the same were deducted (and not added back) in computing Consolidated Net Income for such period;
(b) decreased by (without duplication) (i) non-cash gains increasing Consolidated Net Income of the Borrower and its Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period and (ii) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income for such period; and
(c) increased or decreased by (without duplication) the amount of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business to the extent increasing or reducing Consolidated Net Income for such period, as applicable.
“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBIT for such period plus (b) to the extent deducted in computing Consolidated Net Income for such period, depreciation and amortization expense for such period, as determined in accordance with GAAP.
“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.
“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP plus (iii) the implied interest component of Synthetic Leases with respect to such period. Consolidated Interest Charges shall not include any amounts paid or payable pursuant to Sections 3.04 or 3.05.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBIT for the period of the four fiscal quarters most recently ended to (b) the cash portion of Consolidated Interest Charges for the period of the four fiscal quarters most recently ended.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.
“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and losses) for that period, as determined in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Extension” means the making of the Term Loan hereunder.
“Debt Issuance” means the issuance by any Loan Party or any Domestic Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.11(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including in respect of the Term Loan, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of assets in the ordinary course of business; (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries; (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 8.02; (d) the sublease of real property leases; (e) the sale, lease, license, transfer or other disposition of assets that are not useful in a Permitted Line of Business (including the sale, lease, license, transfer or other disposition of non-core assets of the Borrower and its Subsidiaries acquired in connection with a Permitted Acquisition or other Investment); (f) any Involuntary Disposition; and (g) the disposition of accounts receivable in connection with the collection or compromise thereof.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) matures or is mandatorily redeemable (other than solely for shares of Qualified Equity Interests) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the occurrence of the Maturity Date or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder)), in whole or in part, in each case prior to the date 91 days after the Maturity Date; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Parent Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.
“Disregarded Entity” means any Domestic Subsidiary that is a disregarded entity for United States federal income tax purposes.
“Disregarded Holdco” means any Disregarded Entity whose only assets are Equity Interests in Foreign Subsidiaries.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia. Notwithstanding the foregoing, the following entities shall be considered a Foreign Subsidiary: (a) any Disregarded Holdco, (b) any Disregarded Entity whose only assets are Equity Interests in Foreign Subsidiaries and other Disregarded Holdcos and (c) any Domestic Subsidiary whose only assets are Equity Interests in Foreign Subsidiaries and Disregarded Entities whose only assets are Equity Interests in Foreign Subsidiaries and Disregarded Holdcos.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(ii) and (iv) (subject to such consents, if any, as may be required under Section 11.06(b)(ii)).
“Employee Repurchases Basket” has the meaning set forth in Section 8.06(f).
“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous or toxic material, substance or waste into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public water systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) worker exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Eurodollar Base Rate” means:
(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 9.01.
“Excess Net Capital” means, at any date of determination, the amount of Net Capital of optionsXpress at such date that is in excess of the minimum amount of Net Capital that optionsXpress is required to have at such date under the Net Capital Rule.
“Exchange and Clearing Operations” means the business relating to exchange and clearing, depository and settlement of operations conducted by the Borrower or any Subsidiary.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the

Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(i) or (c) and (e) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth after December 31, 2012 in FATCA to establish that such payment is exempt from withholding under FATCA.
“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any regulations promulgated thereunder or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means that certain letter agreement, dated October 29, 2010 among the Borrower, Bank of America and MLPF&S.
“FINRA” means the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.
“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations for borrowed money, whether current or long-term (including the Obligations (other than obligations under Swap Contracts)) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Borrower or any Subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, in each case to the extent of any unreimbursed drawings thereunder;
(e) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;
(f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(g) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;
(h) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (g) above of another Person; and
(i) all Funded Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such

Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means each Domestic Subsidiary (other than a Broker-Dealer Subsidiary) of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their dangerous or deleterious properties or characteristics.
“Immaterial Foreign Subsidiary” means a Foreign Subsidiary that is not a Material Foreign Subsidiary.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all Funded Indebtedness;
(b) the Swap Termination Value of any Swap Contract;
(c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case, incurred in the ordinary course of business);
(d) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a), (b) and (c) above of any other Person; and
(d) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in any Acquisition may become entitled and (ii) the amount of Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset as determined by such Person in good faith. For the avoidance of doubt, Qualified Equity Interests shall not be deemed Indebtedness.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided, that:
(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period with respect to the Term Loan shall extend beyond the Maturity Date.
“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2010, including balance sheets and statements of income or operations and cash flows, in accordance with GAAP.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by the Borrower and its Subsidiaries with respect thereto.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered by a Domestic Subsidiary required to become a Guarantor in accordance with the provisions of Section 7.12.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of the Term Loan.
“Loan Documents” means this Agreement, each Note, each Joinder Agreement, the Collateral Documents and the Fee Letter.
“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole; or (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents (taken as a whole) or of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided, that, no effect arising out of or resulting from the declaration and payment of the Special Dividend shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or may, would or could occur.
“Material Foreign Subsidiary” means any Foreign Subsidiary that is a Material Subsidiary.
“Material Subsidiary” means any Subsidiary with respect to which any of the following criteria has been met: (a) the aggregate book value of the assets of such Subsidiary and its Subsidiaries on a consolidated basis equals or exceeds an amount equal to five percent (5%) of the then current book value of all of the assets of the Borrower and its Subsidiaries or (b) as of the last day of the most recently ended fiscal quarter, for the four fiscal quarter period ending on such date, the aggregate Consolidated EBITDA attributable to such Subsidiary and its Subsidiaries comprises five percent (5%) or more of the Consolidated EBITDA of the Borrower and its Subsidiaries for such period.
“Maturity Date” means November 22, 2014.
“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (successor by merger to Banc of America Securities LLC), in its capacity as sole lead arranger and sole book manager.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Capital” means “net capital” as that term is defined in the Net Capital Rule.
“Net Capital Rule” means Rule 15c3-1 promulgated under the Securities Exchange Act of 1934, as such rule may be in effect from time to time, including any successor rule under said Act relating to net capital requirements of broker-dealers.
“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Domestic Subsidiary in respect of any Disposition, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or reasonably estimated to be payable as a result thereof, (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (d) reasonable reserves for purchase price adjustments, escrows and indemnification established in connection with such Disposition in accordance with GAAP; it being understood that “Net Cash Proceeds” (i) shall include, without limitation, (A) any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance or Involuntary Disposition and (B) any portion of the reserves for purchase price adjustments, escrows and indemnification established in connection with such Disposition that is returned to a Loan Party or such Domestic Subsidiary and (ii) shall not include the proceeds of any business interruption insurance received by a Loan Party or such Domestic Subsidiary.
“NFA” means the National Futures Association or any other regulatory body that succeeds to the functions of the National Futures Association.

“Non-Loan Party Investment Basket” has the meaning set forth in Section 8.02(c).
“Note” or “Notes” has the meaning specified in Section 2.08.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Swap Bank that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Treasury Management Bank.
“optionsXpress” means optionsXpress, Inc., a Delaware corporation.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means the aggregate outstanding principal amount of the Term Loan after giving effect to any prepayments or repayments of the Term Loan occurring on such date.
“Participant” has the meaning specified in Section 11.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by

Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code, but excluding any Multiemployer Plan.
“Permitted Acquisitions” means Investments consisting of an Acquisition by any Loan Party or any Subsidiary, provided that (i) no Default shall have occurred and be continuing or would result from such Acquisition, (ii) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in a Permitted Line of Business, (iii) the Administrative Agent shall have received all items in respect of the Equity Interests acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (iv) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (v) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a) and (b) as of the most recent fiscal quarter for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), and (vi) the aggregate purchase price (including cash and non-cash consideration, any assumption of Indebtedness and deferred purchase price but excluding any equity consideration, any earn out obligations, other post-closing contingent payments and working capital or similar purchase price adjustments) paid by the Loan Parties and their Subsidiaries for all such Acquisitions occurring during any fiscal year shall not exceed $20,000,000; provided, however, if the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Acquisition) as of the most recent fiscal quarter for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) would be less than or equal to 1.25 to 1.0, there shall be no limit on the size of any such Acquisition and the amount of consideration for any such Acquisition shall not count toward the basket set forth above.
“Permitted Investments” means, at any time, Investments by any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.
“Permitted Investors” means the collective reference to (a) the Persons identified on Schedule 1.01(b) and (b) any Permitted Transferee of any of such Persons.
“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.
“Permitted Line of Business” means any business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Borrower and its Subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
“Permitted Transferees”: means, (a) in the case of an entity other than a natural Person, (i) any Affiliate of such Person (other than an operating portfolio company of an investment fund), (ii) any managing director, general partner, limited partner, director, officer or employee of such entity or any of its Affiliates (other than an operating portfolio company of an investment fund) (collectively, the “Entity Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Entity Associate and (iv) any trust, the beneficiaries of which, or a corporation, limited liability company or partnership, the stockholders, members or partners of which, include only an Entity Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants and (b) in the case of any natural Person, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation, limited liability company or partnership, the stockholders, members or partners of which, include only such

Person and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or any Affiliate of such trust, corporation or partnership.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained by the Borrower or any ERISA Affiliate for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees or with respect to which the Borrower otherwise has liability, but excluding any Multiemployer Plan.
“Platform” has the meaning specified in Section 7.02.
“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.
“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.11(a) and (b) (including for purposes of determining the Applicable Rate), that any Disposition, Involuntary Disposition, Acquisition, Investment, Capital Expenditure or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (i)(a) with respect to any Disposition or Involuntary Disposition, (x) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (y) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, Investment or Capital Expenditure, income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11(a) and (b) as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.
“Public Lender” has the meaning specified in Section 7.02.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments or (b) after the funding of the Term Loan, the outstanding Term Loan. The unfunded commitments of, or outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in their ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property (taken as a going concern) of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets (taken as a going concern) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Dividend” means that certain cash dividend made by the Borrower to the holders of its Equity Interests on or before January 1, 2011 in an aggregate amount of approximately $260,000,000.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Swap Contract with any Loan Party and (b) any Lender or Affiliate of a Lender that is party to a Swap Contract with any Loan Party in existence on the Closing Date, in each case to the extent permitted by Section 8.03(d).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” has the meaning specified in Section 2.01.
“Threshold Amount” means $15,000,000.
“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Treasury Management Agreement with any Loan Party and (b) any Lender or Affiliate of a Lender that is a party to a Treasury Management Agreement with any Loan Party in existence on the Closing Date.
“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“United States” and “U.S.” mean the United States of America.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests (other than directors’ qualifying shares) are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests (other than directors’ qualifying shares) are at the time owned, directly or indirectly, by the Borrower.
1.02 Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words

“hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.
(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement or negative covenant set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement or negative covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11(a) and (b) (including for purposes of determining the Applicable Rate) shall be made on a Pro Forma Basis.
1.04 Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06 Exchange Rates.
For purposes of determining compliance as of any date with Sections 8.01, 8.02, 8.03, 8.05, 8.06 or 8.08, amounts incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the exchange rates in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower based on commonly used financial reporting sources. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Sections 8.01, 8.02, 8.03, 8.05, 8.06 or 8.08 or paragraph (e) or (h) of Section 9.01 being exceeded solely as a result of changes in currency exchange rates from those applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is made (it being understood that such changes shall nonetheless be taken into account in determining the remaining availability (if any) under any such limitation or threshold).
ARTICLE II
THE COMMITMENTS AND BORROWINGS
2.01 Commitments.
Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars in one advance during the Availability Period in an amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, as further provided herein.
2.02 Borrowings, Conversions and Continuations of Loans.
(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Term Loan, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.01 and Section 5.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.
(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e) After giving effect to the Borrowing of the Term Loan, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 5 Interest Periods in effect.
2.03 Prepayments.
(a) Voluntary Prepayments.
The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.11, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Each such prepayment of the Term Loan shall be applied (x) first, to the principal amortization payments of the Term Loan occurring within twelve (12) months of such prepayment, in direct order of maturity and (y) second, ratably to the remaining principal amortization payments of the Term Loan until the Term Loan has been paid in full.
(b) Mandatory Prepayments of Loans.
(i) Dispositions and Involuntary Dispositions. At such time as the Consolidated Leverage Ratio for the four fiscal quarter period most recently ended is greater than or equal to 1.25 to 1.0 (as set forth in a Compliance Certificate delivered pursuant to Section 7.02(a)), the Borrower shall prepay the Term Loan as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions and Involuntary Dispositions of the Borrower and its Domestic Subsidiaries within five (5) Business Days of the receipt of such Net Cash Proceeds to the extent such Net Cash Proceeds are not reinvested in assets useful to the Businesses of the Borrower and its Domestic Subsidiaries within 365 days of the date of such Disposition or Involuntary Disposition; provided, that, in addition to the reinvestment right set forth above, the Borrower shall be permitted to retain Net Cash Proceeds from Dispositions of the Borrower and its Domestic Subsidiaries to the extent such Net Cash Proceeds do not exceed $10,000,000 in the aggregate in any fiscal year. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iii) below.
(ii) Debt Issuances. Immediately upon receipt by any Loan Party or any Domestic Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (iii) below).
(iii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.03(b) shall be applied to the Term Loan ratably to the remaining principal amortization payments thereof. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.03(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
(iv) Eurodollar Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.03 so long as no Event of Default exists, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence and continuance of an Event of Default. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.
2.04 Repayment of Term Loan.
The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.03), unless accelerated sooner pursuant to Section 9.02:

Principal Amortization
Payment Dates	Payment
March 31, 2011	$4,800,000
June 30, 2011	$4,800,000
September 30, 2011	$4,800,000
December 31, 2011	$4,800,000
March 31, 2012	$6,000,000
June 30, 2012	$6,000,000
September 30, 2012	$6,000,000
December 31, 2012	$6,000,000
March 31, 2013	$8,400,000
June 30, 2013	$8,400,000
September 30, 2013	$8,400,000
December 31, 2013	$8,400,000
March 31, 2014	$10,800,000
June 30, 2014	$10,800,000
September 30, 2014	$10,800,000
Maturity Date	Outstanding Principal Balance of Term Loan
2.05 Interest.
(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b) (i) If any amount of principal of any Loan is not paid when due (a “Principal Payment Default”), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations hereunder shall, while such Principal Payment Default exists, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii) Upon the written request of the Required Lenders, while any Event of Default (other than an Event of Default under Section 9.01(a)(i)) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.06 Fees.
The Borrower shall pay to MLPF&S and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.
2.07 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; provided, however, the Administrative Agent shall be required to make any demand pursuant to this Section 2.07(b) within six (6) months of the first date that the Administrative Agent has actual knowledge of any such inaccurate calculation. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.05(b) or under Article IX.

2.08 Evidence of Debt.
The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit B (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.09 Payments Generally; Administrative Agent’s Clawback.
(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).
(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.10 Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.11 Defaulting Lenders.
(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.
(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii) If the Borrower or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, jointly and severally, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the

Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that, if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes so long as the Administrative Agent or such Lender, as the case may be, determines, in its sole discretion, that such efforts would not result in any additional costs, expenses or risks or be otherwise disadvantageous to it. The Loan Parties shall also, and do hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d) Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Documents are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II) executed originals of Internal Revenue Service Form W-8ECI,
(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan

Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
3.02 Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03 Inability to Determine Rates.
If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04 Increased Costs.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);
(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05 Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, gives notice pursuant to Section 3.02 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.
3.07 Survival.
All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
ARTICLE IV
GUARANTY
4.01 The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
4.02 Obligations Unconditional.
The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations that survive the termination of this

Agreement) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract between and any Swap Bank, or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;
(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or
(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03 Reinstatement.
The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04 Certain Additional Waivers.
Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05 Remedies.
The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
4.06 Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been paid in full and the Commitments have terminated.
4.07 Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSION
5.01 Closing Date.
This Agreement shall become effective upon and the obligation of each Lender to make its portion of the Term Loan is subject to satisfaction of the following conditions precedent:
(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.
(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2009 in the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole.
(d) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and
(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.
(e) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:
(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party, copies of the financing statements on file in such jurisdictions and reasonable evidence that no Liens exist other than Permitted Liens;
(ii) UCC financing statements for the jurisdiction of formation of each Loan Party as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral; and
(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto.
(f) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that (i) the condition specified in Sections 5.01(c) has been satisfied, (ii) as of the Closing Date, no Default exists, (iii) the representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished under or in connection herewith or therewith, are true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date and (iv) the Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis.

(g) Fees and Expenses. (i) Receipt by the Administrative Agent and MLPF&S of any fees and expenses required to be paid on or before the Closing Date and (ii) receipt by the Lenders of any fees required to be paid on or before the Closing Date, in each case to the extent invoiced prior to the Closing Date.
(h) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements Moore & Van Allen PLLC, as counsel to the Administrative Agent to the extent invoiced prior to the Closing Date (which may include such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)).
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.02 Credit Extension.
The obligation of each Lender to make the Credit Extension hereunder is subject to the following conditions precedent:
(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of the Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
(b) No Default shall exist, or would result from the Credit Extension or from the application of the proceeds thereof.
(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
The Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the Credit Extension.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.
Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02 Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate, in any material respect, any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except in the case of clause (b)(ii), which could not reasonably be expected to have a Material Adverse Effect.
6.03 Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) any notice to, or consent from, applicable Governmental Authorities to exercise remedies with respect to pledged Equity Interests of any direct or indirect parent of a Broker-Dealer Subsidiary.
6.04 Binding Effect.
Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles.
6.05 Financial Statements; No Material Adverse Effect.
(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with

GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
6.06 Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) are reasonably likely to be determined adversely and that, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
6.07 No Default.
(a) Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.
(b) No Default has occurred and is continuing.
6.08 Ownership of Property; Liens.
Each Loan Party and its Subsidiaries has good title in fee simple to, or valid leasehold interests in, all real property material to its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.
6.09 Environmental Compliance.
Except as could not reasonably be expected to have a Material Adverse Effect:
(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.
(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
(c) Neither any Loan Party nor any Subsidiary has received any written notice of, or written inquiry from any Governmental Authority regarding, any violation, alleged violation, non-

compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor do the Responsible Officers of any Loan Party have actual knowledge or reason to believe that any such notice will be received or is being threatened.
(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
(e) No judicial proceeding or governmental or administrative action is pending or, to the actual knowledge of the Responsible Officers of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Businesses or, to the actual knowledge of the Responsible Officers of the Loan Parties, the Facilities.
(f) There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
6.10 Insurance.
The properties of the Loan Parties and their Subsidiaries are adequately insured with financially sound and reputable insurance companies not Affiliates of such Persons (other than any self-insurance maintained in the ordinary course of business).
6.11 Taxes.
The Loan Parties and their Subsidiaries have filed all federal and state tax returns and other material tax returns and reports required to be filed, and have paid all federal and state income taxes and other material taxes, assessments, fees and other material governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement as of the Closing Date.
6.12 ERISA Compliance.
(a) Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination or prototype letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a letter is currently being processed by the Internal Revenue

Service. To the actual knowledge of the Responsible Officers of each Loan Party, nothing has occurred that would reasonably be expected to prevent, or cause the loss of, such tax-qualified status.
(b) There are no pending or, to the actual knowledge of the Responsible Officers of each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
6.13 Subsidiaries.
Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of formation, (ii) number of shares (or its equivalent) of each class of Equity Interests outstanding, and (iii) number and percentage of outstanding shares (or its equivalent) of each class owned (directly or indirectly) by any Loan Party or any Subsidiary. The outstanding Equity Interests of each Subsidiary of any Loan Party is validly issued, fully paid and non-assessable.
6.14 Federal Regulations; Investment Company Act.
(a) No part of the proceeds of the Term Loan will be used (i) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the FRB as now and from time to time hereafter in effect for any purpose that violates the provisions of the regulations of the FRB or (ii) for any purpose that violates the provisions of the Regulations of the FRB. If reasonably requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
(b) Each domestic Broker-Dealer Subsidiary is a broker dealer, FCM or IB subject to the provisions of Regulation T of the FRB. Each domestic Broker-Dealer Subsidiary that extends purpose credit to customers (as those terms are defined in Regulation T) maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Subsidiary does not extend or maintain purpose credit to or for its customers other than in accordance with the provisions of Regulation T, and members of each domestic Broker-Dealer Subsidiary regularly supervise its activities and the activities of members and employees of such Broker-Dealer Subsidiary to ensure that such Broker-Dealer Subsidiary does not extend purpose credit to or for its customers other than in accordance with the provisions of Regulation T.
(c) Each Broker-Dealer Subsidiary (i) is a member in good standing of the FINRA, the NFA and/or the equivalent foreign self-regulatory body, (ii) (A) if a Domestic Subsidiary, is duly registered as a broker-dealer with the SEC and/or duly registered as an FCM or IB with the CFTC, and in each state where the conduct of its business requires such registration and (B) if a Foreign Subsidiary, is duly registered as the equivalent of a broker-dealer, educator, FCM or IB with the equivalent foreign regulatory body, in each case where the conduct of its business requires such registration. None of any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15 Disclosure.
No report, financial statement, certificate or other information (other than projections, other forward-looking information, estimates, budgets and information of a general economic or industry nature) furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information furnished in writing by or on behalf of the Loan Parties to the Administrative Agent, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time of preparation thereof (it being understood that such projections are not to be viewed as facts or as a guarantee of performance and that actual results may vary and such variances may be material).
6.16 Compliance with Laws.
Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.17 Solvency.
The Loan Parties are Solvent on a consolidated basis.
6.18 Perfection of Security Interests in the Collateral.
The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens, to the extent that such security interests and Liens can be created and perfected under the Uniform Commercial Code as in effect in the applicable jurisdiction(s); provided, that with respect to Collateral for which perfection is achieved by the filing of a UCC-1 financing statement, subject to the filing of such financing statements.

6.19 Certain Information.
Set forth on Schedule 6.19(a) is the tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party as of the Closing Date is as set forth on the signature pages hereto. Except as set forth on Schedule 6.19(b), no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.
ARTICLE VII
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, the Loan Parties shall and shall cause each Subsidiary to:
7.01 Financial Statements.
Deliver to the Administrative Agent:
(a) upon the earlier of the date that is ninety (90) days after the end of each fiscal year of the Borrower or the date that is two (2) Business Days after the date such information is filed with the SEC, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year and (ii) a balance sheet of optionsXpress as at the end of such fiscal year and the related statements of income or operations and cash flows for such fiscal year, and in the case of each of clauses (i) and (ii), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (it being understood that Ernst& Young is acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than qualifications resulting solely from the classification of the Obligations as short-term Indebtedness during the one year period immediately preceding the Maturity Date) or any qualification or exception as to the scope of such audit;
(b) upon the earlier of the date that is forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or the date that is two (2) Business Days after the date such information is filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) upon the earlier of the date that is forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower or the date that is two (2) Business Days after the date such information is filed with the SEC, a copy of optionsXpress’s Financial and Operational Combined Uniform Single Report filed with the SEC for such fiscal quarter.
7.02 Certificates; Other Information.
Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(b) no more than thirty (30) days after the beginning of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2011, projections of the Borrower and its Subsidiaries for each quarter of such fiscal year, in substantially the same format as the projections set forth in the confidential information memorandum for the Term Loan delivered to the Lenders prior to the Closing Date;
(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the public equityholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(d) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, in each case which are reasonably likely to be determined adversely and which if determined adversely, could reasonably be expected to have a Material Adverse Effect; and
(e) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; (ii) on which such documents become available on the website of the SEC (www.sec.gov) or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and, if requested, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or MLPF&S will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, MLPF&S and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Administrative Agent and MLPF&S shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information.”
7.03 Notices.
(a) Promptly upon a Responsible Officer of the Borrower becoming aware thereof, notify the Administrative Agent of the occurrence of any Default.
(b) Promptly upon a Responsible Officer of the Borrower becoming aware thereof, notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) Promptly upon a Responsible Officer of the Borrower becoming aware thereof, notify the Administrative Agent of the occurrence of any ERISA Event, to the extent such occurrence has resulted or could reasonably be expected to result in a Material Adverse Effect.
(d) Promptly upon a Responsible Officer of the Borrower becoming aware thereof, notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.07(b).
Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Tax Obligations.
Pay and discharge, as the same shall become due and payable, all its federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary or (b) with respect to any Subsidiary that is not a Material Subsidiary, the failure to pay or discharge that could not reasonably be expected to have a Material Adverse Effect.
7.05 Preservation of Existence, Etc.
(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.
(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.06 Maintenance of Properties.
Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.07 Maintenance of Insurance.
Maintain in full force and effect adequate insurance with financially sound and reputable insurance companies not Affiliates of any Loan Party (other than any self-insurance in the ordinary course of business).
7.08 Compliance with Laws.
(a) Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
(b) Cause each Broker-Dealer Subsidiary to comply with all material rules and regulations of the SEC, the FINRA and any equivalent foreign self-regulatory body, in each case, applicable to it (including such rules and regulations dealing with net capital requirements) except (i) where the failure to so comply is immaterial non-compliance with such rules and regulations or (ii) solely with respect to any Broker-Dealer Subsidiary that is not a Material Subsidiary, where the failure to so comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09 Books and Records.
(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.
7.10 Inspection Rights.
Except for any information (a) not permitted to be disclosed or shared with the Administrative Agent due to applicable Law or (b) that is subject to (i) attorney client or similar privilege or constitutes attorney work-product and (ii) a third party confidentiality agreement, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrower shall be given a reasonable opportunity to have its representatives present at any meetings with its independent accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default has occurred and is continuing at the time such inspection commences: (a) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and Lenders under this Section 7.10 (it being understood and agreed that any Lender may accompany the Administrative Agent on any inspection but that, for the avoidance of doubt, the Borrower shall not be required to pay the expenses related to such inspection of any Lender that so accompanies the Administrative Agent), (b) the Borrower shall not be required to pay expenses relating to more than one inspection by the Administrative Agent in any calendar year, (c) the Borrower shall not be required to pay expenses of any Lender for an inspection and (d) the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided further that when an Event of Default has occurred and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.
7.11 Use of Proceeds.
Use the proceeds of the Term Loan (a) to finance in part the Special Dividend and (ii) to pay fees and expenses in connection with the Loan Documents and the transactions contemplated hereby, provided that in no event shall the proceeds of the Term Loan be used in contravention of any Law or of any Loan Document.
7.12 Additional Subsidiaries.
Within thirty (30) days after the acquisition or formation of any Subsidiary or within sixty (60) days after a Responsible Officer becomes aware that an existing Subsidiary has become a Broker-Dealer Holdco:
(a) notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, and (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary; and
(b) if such Subsidiary is a Wholly Owned Domestic Subsidiary (other than a Broker-Dealer Subsidiary), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative

Agent shall deem reasonably appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(d) and (e) and Section 7.14 and favorable opinions of counsel (subject to Section 7.14) to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent. It is understood and agreed that with respect to any Person that is a Broker-Dealer Holdco such Person shall not be required to comply with the terms of this Section 7.12(b) if the applicable owner of the Equity Interests of such Broker-Dealer Holdco uses commercially reasonable efforts to obtain the consent of a Governmental Authority (to the extent necessary) to such Person’s becoming a Guarantor and such consent is unable to be obtained.
7.13 ERISA Compliance.
Do each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, in each case except to the extent that the failure to do the same could reasonably be expected to have a Material Adverse Effect.
7.14 Pledged Assets.
Within the time periods set forth in Section 7.12, cause (a) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than a Broker-Dealer Subsidiary) directly owned by a Loan Party and (b) 66% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary (other than a Broker-Dealer Subsidiary) directly owned by a Loan Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent. Notwithstanding the foregoing, it is understood and agreed that, solely with respect to any Immaterial Foreign Subsidiary (other than any Broker-Dealer Subsidiary that is an Immaterial Foreign Subsidiary) directly owned by a Loan Party, such Loan Party (x) shall not be required to deliver a foreign law pledge agreement, opinions of counsel and/or any filings and deliveries necessary in connection therewith to perfect the security interests therein and (y) shall only be required to deliver to the Administrative Agent all certificates evidencing certificated Equity Interests in any such Immaterial Foreign Subsidiary, if any, together with duly executed in blank and undated stock powers attached thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent. Furthermore, it is understood and agreed that with respect to any pledge of Equity Interests in any Broker-Dealer Holdco such pledge shall not be required if the applicable owner of the Equity Interests of such Broker-Dealer Holdco uses commercially reasonable efforts to obtain the consent of a Governmental Authority (to the extent necessary) to such pledge and such consent is unable to be obtained.
7.15 Further Assurances.
Promptly upon the reasonable request by the Administrative Agent (a) correct any error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents and (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.
ARTICLE VIII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation (other than any contingent indemnification obligation for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
8.01 Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a) Liens pursuant to any Loan Document;
(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased;
(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies which are not required to be paid or discharged in accordance with Section 7.04;
(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for more than sixty (60) days or, if overdue for more than sixty (60) days, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security Laws or other insurance-related obligations, other than any Lien imposed by ERISA;
(f) deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness except for Indebtedness of the type described in Sections 8.03(m) and (n)), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g) easements, rights-of-way, zoning and other restrictions, building codes, covenant, minor defects or other irregularities in title and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);
(i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition, together with all other expenses, sales taxes and financing charges incurred in connection with acquiring such property and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;
(j) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;
(k) any interest of title of a lessor, sublessor, licensor or sublicensor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases, subleases, licenses and sublicenses permitted by this Agreement;
(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;
(m) normal and customary rights of setoff upon, or normal and customary netting arrangements entered into in connection with, deposits of cash in favor of banks or other depository institutions;
(n) (i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) Liens in favor of a bank or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;
(o) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(p) Liens created, incurred or assumed by any Broker-Dealer Subsidiary upon assets owned by such Subsidiary or held for such Subsidiary’s account to secure Indebtedness permitted under Section 8.03(f);
(q) Liens that have been placed by a third party on the fee title of the real property leased by the Borrower or any Subsidiary as permitted under the leases for such real property;
(r) Liens attaching solely to cash deposits made in connection with actual or proposed Investments permitted under this Agreement;
(s) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or asset of the Borrower of any Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or asset of the Borrower or any other Subsidiary other than proceeds of such property or asset and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and refinancing, extensions, renewals and replacements thereof so long as the principal amount of such refinancing, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligation thereon and reasonable fees and expenses associated therewith);
(t) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 8.03(g);
(u) Liens granted by a Subsidiary to secure obligations that do not constitute Indebtedness and are incurred in connection with the exchange and clearing operations of such Subsidiary in the ordinary course of business;
(v) Liens securing obligations in respect of Swap Contracts permitted by Section 8.03(d) relating to the business or operations of the Borrower and its Subsidiaries;
(w) Liens granted by a Subsidiary in favor of the Borrower or another Subsidiary in respect of Indebtedness or obligations owed by such Subsidiary to the Borrower or such other Subsidiary, in each case, to the extent the Investment secured by any such Lien(s) is permitted by Section 8.02;
(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties; and
(y) Liens not otherwise permitted hereby securing obligations or liabilities; provided that the aggregate outstanding principal amount of such obligations and liabilities shall not exceed $15,000,000 at any time.
8.02 Investments.
Make any Investments, except:
(a) Investments held by the Borrower or any Subsidiary in the form of cash or Cash Equivalents (or any other Investments by a Broker-Dealer Subsidiary in the ordinary course of its business);
(b) Investments existing as of the Closing Date or made pursuant to binding commitments existing as of the Closing Date, in each case set forth in Schedule 8.02, and renewals, refinancings and extensions thereof; provided, that the amount of such Investment is not increased at the time of such renewal, refinancing or extension unless otherwise permitted by this Section 8.02;
(c) (i) Investments in any Person that is a Loan Party prior to giving effect to such Investment or will become a Loan Party contemporaneously with such Investment, (ii) Investments by any Loan Party in any Subsidiary of the Borrower that is not a Loan Party in an aggregate amount not to exceed $10,000,000 (the “Non-Loan Party Investment Basket”) during any fiscal year; provided, that to the extent that any portion of the Non-Loan Party Investment Basket is not used in any fiscal year, such unused portion may be carried forward to the following fiscal year and added to the Non-Loan Party Investment Basket for such fiscal year, with the amount of any such unused portion used last and (iii) Investments by any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party;
(d) Investments consisting of extensions of credit (including margin credit) in the nature of accounts receivable or notes receivable arising from the grant of trade credit or margin credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e) (i) Guarantees and Swap Contracts permitted by Section 8.03 and (ii) Guarantees in respect of ordinary course obligations (other than Indebtedness) incurred in the ordinary course of business; and
(f) Permitted Acquisitions and other Acquisitions consented to by the Required Lenders;
(g) advances to officers, directors and employees of the Borrower and its Subsidiaries in the ordinary course of business;
(h) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
(i) Investments resulting from pledges or deposits described in clauses (e) and (f) of Section 8.01;
(j) Investments in the ordinary course of business arising under arrangements in connection with the participation in or through any clearing system or investment, commodities or stock exchange where the Investment arises under the rules, normal procedures, agreements or legislation governing trading on or through such system or exchange;
(k) Investments by any Loan Party or a Broker-Dealer Subsidiary in a Broker-Dealer Subsidiary with the intent of (i) permitting such Broker-Dealer Subsidiary to comply with applicable capital requirements or (ii) financing the working capital needs of such Broker-Dealer Subsidiary; and
(l) other Investments not contemplated by the foregoing clauses (including Investments in joint ventures) in an aggregate amount not to exceed $25,000,000 at any one time outstanding; provided, that, the Borrower and its Subsidiaries may make unlimited Investments so long as (i) no Default or Event of Default exists immediately prior to and after giving effect thereto, (ii) after giving effect to any such Investment on a Pro Forma Basis, (x) the Consolidated Leverage Ratio is less than or equal to 1.25:1.0 as of the most recent fiscal quarter and (y) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a) and (b) as of the most recent fiscal quarter.
8.03 Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8.03 and renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension except by any accrued but unpaid interest and premium or penalty payable by the terms of such obligation thereon and reasonable fees and expenses associated therewith and by an amount equal to any existing commitments unutilized thereunder and (ii) the material terms taken as a whole of such renewal, refinancing or extension are not materially less favorable to Borrower and its Subsidiaries than the terms of the Indebtedness being renewed, refinanced or extended;
(c) intercompany Indebtedness permitted under Section 8.02;
(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, together with all other expenses, sales taxes and financing charges incurred in connection with acquiring such property; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligation thereon and reasonable fees and expenses associated therewith;
(f) Indebtedness incurred by Broker-Dealer Subsidiaries under customary terms in the ordinary course of business; provided, that, if any such Indebtedness is unsecured, the applicable Broker-Dealer Subsidiary holds, or will have the right to hold pursuant to pending securities transactions and in accordance with applicable laws and regulations, customer funds or unencumbered marketable securities sufficient, at the time of the securities transaction which gave rise to any such Indebtedness, to refinance such Indebtedness on a secured basis using such securities as collateral;
(g) Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums; provided that the total of all such Indebtedness shall not exceed the aggregate amount of such unpaid insurance premiums;
(h) Indebtedness arising from agreements providing for indemnification, escrows, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any Subsidiary pursuant to agreements in connection with Permitted Acquisitions, Dispositions permitted under Section 8.05 or transactions of the type described in clauses (a) through (g) of the definition of “Dispositions”;

(i) Indebtedness in the ordinary course of business in respect of netting services, overdraft protection services, employee credit cards, purchase cards, credit cards and otherwise in connection with deposit accounts;
(j) Guarantees (to the extent permitted by Section 8.02) with respect to any Indebtedness permitted under this Section 8.03;
(k) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;
(l) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness for borrowed money), in each case, provided in the ordinary course of business;
(m) Indebtedness in the ordinary course of business in respect of letters of credit, guarantees, counter-indemnities and short term facilities incurred by the Borrower or any Subsidiary engaged in Exchange and Clearing Operations in connection with the ordinary clearing, depository and settlement procedures (including, without limitation, any letter of credit or guarantees provided to any central securities depositories or external custodians) relating thereto; provided, that any advances are repaid within ten (10) days following the date of such advance or any drawing under any letter of credit or guarantee;
(n) any Indebtedness in the ordinary course of business arising under arrangements in connection with the participation in or through any clearing system or investment, commodities or stock exchange where the Indebtedness arises under the rules, normal procedures, agreements or legislation governing trading on or through such system or exchange; provided, that any advances thereunder are repaid within ten (10) days following the date of such advance or any drawing under any letter of credit or guarantee;
(o) any Indebtedness arising as a result of short-term sale and repurchase transactions entered into by a Subsidiary on market terms and in respect of marketable securities held for investment purposes where the applicable Subsidiary enters into back to back, foreign exchange, swap or derivative transactions in the ordinary course of business; provided, that the amount of such Indebtedness does not exceed the principal amount of the securities sold;
(p) Indebtedness of any Broker-Dealer Subsidiaries or any direct or indirect parent of any such Broker-Dealer Subsidiaries incurred to satisfy such Broker-Dealer Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority; provided, that any such Indebtedness is not outstanding for longer than forty-five (45) days;
(q) Indebtedness of any Person that is merged or consolidated with and into any Subsidiary or of any Person that otherwise becomes a Subsidiary after the Closing Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and any fees and expenses associated therewith); and
(r) other Indebtedness not contemplated by the foregoing clauses in an aggregate amount not to exceed $25,000,000 at any one time outstanding; provided, that, the Borrower and the Guarantors may incur unlimited Indebtedness so long as (i) no Default or Event of Default exists immediately prior to and after giving effect thereto, (ii) after giving effect to the incurrence of any such Indebtedness on a Pro Forma Basis, (x) the Consolidated Leverage Ratio is less than or equal to 1.25:1.0 as of the most recent fiscal quarter and (y) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a) and (b) as of the most recent fiscal quarter.
8.04 Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, the following shall be permitted:
(a) the Borrower or any of its Subsidiaries may merge or consolidate with any Person that is in a Permitted Line of Business; provided that (i) in the case of any merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving corporation; (ii) in the case of any merger or consolidation involving a Loan Party, the surviving entity shall be a Loan Party; (iii) in the case of any merger or consolidation involving a Broker-Dealer Subsidiary, the surviving entity shall be a Broker-Dealer Subsidiary; and (iv) any merger or consolidation effected under this Section 8.04(a) with a Person that is not the Borrower or one of its Subsidiaries shall be treated for all purposes hereof as an Investment and shall be subject to the limitations of Section 8.02;
(b) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and not materially disadvantageous to the Lenders;
(c) the Borrower and its Subsidiaries may consummate Permitted Acquisitions or other Acquisitions consented to by the Required Lenders; and
(d) a merger, dissolution, liquidation, consolidation, Disposition or transaction of the type described in clauses (a) through (g) of the definition of “Dispositions”, the purposes of which is to effect a Disposition permitted pursuant to Section 8.05, a transaction of the type described in clauses (a) through (g) of the definition of “Dispositions”, or an Investment permitted by Section 8.02; provided, that any such merger, dissolution, liquidation, consolidation, Disposition or transaction otherwise satisfies the terms of this Section 8.04.
8.05 Dispositions.
Make any Disposition unless (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (iii) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring during any fiscal year shall not exceed $20,000,000. For the avoidance of doubt, the granting of Liens permitted by Section 8.01, the making of Investments permitted by Section 8.02, any mergers, consolidations, liquidations or dissolutions permitted by Section 8.04 and any Restricted Payment permitted by Section 8.06 will not be deemed to be Dispositions for purposes of this Section 8.05.
8.06 Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a) (i) each Subsidiary that is a Loan Party may make Restricted Payments to the Borrower or any Guarantor and (ii) each Subsidiary that is not a Loan Party may make Restricted Payments to the Borrower or any Subsidiary;
(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;
(c) the Borrower may make the Special Dividend;
(d) the Borrower may make Restricted Payments in an aggregate amount not to exceed $5,000,000 in any fiscal year, so long as, in each case, no Default or Event of Default exists or would result therefrom; provided, that, the Borrower may make unlimited Restricted Payments so long as (i) no Default or Event of Default exists immediately prior to and after giving effect thereto, (ii) after giving effect to any such Restricted Payment on a Pro Forma Basis, (x) the Consolidated Leverage Ratio is less than or equal to 1.25:1.0 as of the most recent fiscal quarter and (y) the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a) and (b) as of the most recent fiscal quarter;
(e) each non-Wholly Owned Subsidiary may declare and make tax distributions to its minority equity holders, provided that such tax distributions are made ratably to all equity holders of such non-Wholly Owned Subsidiary; and
(f) the Borrower and its Subsidiaries may make Restricted Payments not to exceed $2,000,000 (“Employee Repurchases Basket”) during any fiscal year pursuant to and in accordance with stock option plans, employee agreements or other benefit plans approved by the Borrower’s board of directors for management, directors, former directors, employees and former employees of the Borrower and its Subsidiaries; provided, that to the extent that any portion of the Employee Repurchases Basket is not used in any fiscal year, such unused portion may be carried forward to the following fiscal year and added to the Employee Repurchases Basket for such fiscal year, with the amount of any such unused amount being used last.
8.07 Change in Nature of Business.
Engage in any material line of business other than a Permitted Line of Business.
8.08 Transactions with Affiliates and Insiders.
Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person, in each case involving aggregate payments or consideration in excess of $5,000,000, other than (a) the Special Dividend and other transactions permitted under this Agreement or the other Loan

Documents, (b) transfers of cash and assets to among the Borrower and its Subsidiaries which are Dispositions permitted under Section 8.05 or transactions of the type described in clauses (a) through (g) of the definition of “Dispositions”, (c) reasonable compensation and employee benefit arrangements paid to, indemnities provided for the benefit of and reimbursement of expenses of officers, directors and employees in the ordinary course of business, (d) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (e) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary of the Borrower and any officer or employee thereof and approved by the Borrower’s board of directors, (f) customary fees and indemnifications (including the reimbursement of expenses) may be paid to directors and officers of the Borrower and its Subsidiaries, (g) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business, (h) any transaction with an Affiliate (other than the Borrower or any Subsidiary) where the only consideration paid to such Affiliate is Qualified Equity Interests and (i) except as otherwise specifically limited in this Agreement, transactions on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.
8.09 Burdensome Agreements.
Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its property in favor of the Administrative Agent (for the benefit of the holders of the Obligations) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations, except (a) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (b) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (c) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05, pending the consummation of such sale, (d) customary restrictions on the assignment or transfer in leases, subleases, licenses or sublicense, (e) customary provisions in joint venture agreements permitted hereunder and other similar agreements applicable to joint ventures that are applicable solely to such joint venture otherwise permitted hereunder, (f) agreements, documents, instruments or acknowledgments with Governmental Authorities consistent with restrictions imposed by applicable Laws, (g) contractual obligations binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary in accordance with the terms of this Agreement, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary, (h) restrictions on the property of any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (i) restrictions on cash, Cash Equivalents or other deposits imposed by customers under contracts entered into in the ordinary course of business and (j) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (i) above.
8.10 Use of Proceeds.
Use the proceeds of the Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.
(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 2.25 to 1.0.
(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 4.00 to 1.0.
(c) Excess Net Capital. Permit Excess Net Capital to be less than the greater of (x) $25,000,000 and (y) an amount equal to 25% of the actual amount of Net Capital required to be maintained by optionsXpress at such time pursuant to the Net Capital Rule.
8.12 Capital Expenditures.
Permit the aggregate amount of Consolidated Capital Expenditures made by the Borrower and its Subsidiaries in any fiscal year to exceed $25,000,000 (the “Base Capex Amount”) plus that portion of the Base Capex Amount for the immediately preceding fiscal year which was not utilized, in an amount not to exceed $10,000,000 (the “Carryover Amount”). During any fiscal year, Consolidated Capital Expenditures shall be deemed to be made first from the Carryover Amount for such fiscal year and second from the Base Capex Amount for such fiscal year.
8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
(a) Amend, modify or change the Organization Documents of any Loan Party or any entity whose Equity Interests constitute Collateral in a manner materially adverse to the Lenders.
(b) Change its fiscal year.
(c) With respect to the Borrower or any Domestic Subsidiary, without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default.
Any of the following shall constitute an Event of Default:
(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.05(a) (with respect to a Loan Party or a Material Subsidiary) or Article VIII; or
(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (x) a Responsible Officer of a Loan Party becoming aware of such failure and (y) written notice thereof to the Borrower by the Administrative Agent; or
(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e) Cross-Default. (i) Any Loan Party or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required and after the expiration of all applicable grace periods, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that this paragraph (e)(i) shall not apply to secured Indebtedness that becomes due solely as a result of the Disposition, Involuntary Disposition or transaction of the type described in clauses (a) through (g) of the definition of “Dispositions” of the property or assets securing such Indebtedness ((x) to the extent such Disposition, Involuntary Disposition or transaction of the type described in clauses (a) through (g) of the definition of “Dispositions” is not prohibited by this Agreement and (y) so long as such Loan Party or such Material Subsidiary, as the case may be, shall have cured any default under the documentation evidencing such secured Indebtedness caused by such Disposition, Involuntary Disposition or transaction of the type described in clauses (a) through (g) of the definition of “Dispositions”); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Material Subsidiary as a result thereof is greater than the Threshold Amount; or
(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or
(g) Inability to Pay Debts. Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or such judgment shall not otherwise be vacated, discharged or bonded; or
(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any Subsidiary fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j) Invalidity of Loan Documents; Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k) Change of Control. There occurs any Change of Control.
9.02 Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a) declare the commitment of each Lender to make the Term Loan to be terminated, whereupon such commitments shall be terminated;
(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make the Term Loan shall automatically terminated and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
9.03 Application of Funds.
After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations, subject to the provisions of Section 2.11, shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Swap Bank, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Swap Banks) in proportion to the respective amounts described in this clause Third held by them;
Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Swap Bank, to the extent such Swap Contract is permitted by Section 8.03(d), and (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements and Swap Banks or Treasury Management Banks, as applicable) in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been asserted), to the Borrower or as otherwise required by Law.
ARTICLE X
ADMINISTRATIVE AGENT
10.01 Appointment and Authority.
(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
10.02 Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.03 Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.04 Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05 Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.06 Resignation of Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section (except that the resigning Administrative Agent shall continue to serve as the “collateral agent” for the Lenders and the other holders of the Obligations until such time as a successor Administrative Agent is appointed). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
10.07 Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08 No Other Duties; Etc.
Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
10.09 Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 11.04) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
10.10 Collateral and Guaranty Matters.
Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, any transaction of the type described in clauses (a) through (g) of the definition of “Dispositions” or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01 and (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or is deemed to be a Foreign Subsidiary as a result of a transaction permitted hereunder.
ARTICLE XI
MISCELLANEOUS
11.01 Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:
(a) no such amendment, waiver or consent shall:

(i) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest or fees due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment;
(ii) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would reduce the rate of interest on any Loan or reduce any fee payable hereunder;
(iv) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;
(v) except in connection with a Disposition permitted under Section 8.05 or any transaction of the type described in clauses (a) through (g) of the definition of “Dispositions”, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby; or
(vi) release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04, a Disposition permitted under Section 8.05 or any transaction of the type described in clauses (a) through (g) of the definition of “Dispositions”, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 (in which case such release may be made by the Administrative Agent acting alone).
(b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, (ii) to permit the refinancing of all or a portion of the outstanding Term Loan with a replacement term loan tranche denominated in Dollars which would be added to this Agreement to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and (iii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.
11.02 Notices and Other Communications; Facsimile Copies.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to the Borrower or any other Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the

Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of any Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or any of its Subsidiaries or any of their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03 No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04 Expenses; Indemnity; and Damage Waiver.
(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees and out-of-pocket charges and disbursements of one primary outside counsel for the Administrative Agent and of special or local counsel for the Administrative Agent, to the extent reasonably necessary), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees and out-of-pocket charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or

(B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (which shall be limited to one firm of counsel to the Administrative Agent and the Lenders taken as a whole (exclusive of any reasonably necessary special counsel and of one local counsel to the Administrative Agent and the Lenders (taken as a whole) in each relevant jurisdiction), unless the interests of any Indemnitee are sufficiently divergent such that there exists an actual or perceived conflict of interest and such Indemnitee informs the Borrower of such conflict of interest, in which case one additional counsel in each applicable jurisdiction may be appointed for such Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of such Indemnitee’s Controlled Affiliates, officers, directors, employees, partners, agents or other representatives, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise from claims of any Indemnitee solely against one or more other Indemnitiees that (1) do not involve or have not resulted from an act or omission by any Loan Party or any Subsidiary and (2) do not involve claims against the Administrative Agent (or any sub-agent thereof) or any of its Related Parties relating to the administration of this Agreement and the other Loan Documents.
(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of such Indemnitee’s Controlled Affiliates, officers, directors, employees, partners, agents or other representatives as determined by a court of competent jurisdiction by final and nonappealable judgment.
(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05 Payments Set Aside.
To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iv) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person or (D) to a Competitor.
(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vi) Assignee is not a Competitor. Each assignee shall represent and warrant in writing to the assigning Lender and the Administrative Agent that such assignee is not a Competitor.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon written request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each

Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Participant shall represent and warrant in writing to the assigning Lender that such Participant is not a Competitor. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of the Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.
(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.07 Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the

Borrower will be promptly notifed), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from a Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
11.08 Set-off.
If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency but excluding payroll, employee benefit accounts, trust accounts, tax withholding accounts and, for the avoidance of doubt, accounts containing customer funds) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document solely to the extent such obligations of the Borrower or such Loan Party are due and owing or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09 Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10 Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11 Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
11.12 Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the

Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13 Replacement of Lenders.
If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender delivers a notice to the Borrower under Section 3.02, (iv) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders affected thereby (as applicable), or (v) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
(b) such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c) (i) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter or (ii) in the case of any such assignment resulting from the delivery of a notice under Section 3.02, such assignment will result in the Borrower being able to borrow from the assignee at the Eurodollar Rate;
(d) such assignment does not conflict with applicable Laws; and
(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.
(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15 Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.16 Electronic Execution of Assignments and Certain Other Documents.
The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.17 USA PATRIOT Act.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.18 No Advisory or Fiduciary Relationship.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and MLPF&S, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and MLPF&S, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and MLPF&S each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor MLPF&S has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and MLPF&S and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor MLPF&S has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent or MLPF&S with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	OPTIONSXPRESS HOLDINGS, INC., a Delaware corporation
	By:	/s/ Adam DeWitt
		Name:	Adam DeWitt
		Title:	Chief Financial Officer and Secretary

GUARANTORS:	XPRESSTRADE, L.L.C., an Illinois limited liability company
by: OPTIONSXPRESS HOLDINGS, INC., a Delaware corporation
its Sole Manager

	By:	/s/ Adam DeWitt
		Name:	Adam DeWitt
		Title:	Chief Financial Officer and Secretary

BX HOLDINGS LLC, a Delaware limited liability company
	By:	/s/ Adam DeWitt
		Name:	Adam DeWitt
		Title:	Chief Financial Officer

OPTIONETICS, INC., a Delaware corporation
	By:	/s/ Adam DeWitt
		Name:	Adam DeWitt
		Title:	Vice President

PARAGON FUTURES GROUP, INC., a Delaware corporation
	By:	/s/ Adam DeWitt
		Name:	Adam DeWitt
		Title:	Chief Financial Officer and Secretary
OPTIONSXPRESS HOLDINGS, INC.
CREDIT AGREEMENT

BROKERSXPRESS ILLINOIS, INC., an Illinois corporation
By:	/s/ David A. Fisher
	Name:	David A. Fisher
	Title:	President and Chief Executive Officer
OPTIONSXPRESS HOLDINGS, INC.
CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent
	By:	/s/ Paley Chen
		Name:	Paley Chen
		Title:	Assistant Vice President
OPTIONSXPRESS HOLDINGS, INC.
CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A., as a Lender
	By:	/s/ Maryanne Fitzmaurice
		Name:	Maryanne Fitzmaurice
		Title:	Senior Vice President
OPTIONSXPRESS HOLDINGS, INC.
CREDIT AGREEMENT

BANK OF MONTREAL (CHICAGO BRANCH), as a Lender
By:	/s/ Scott M. Ferris
	Name:	SCOTT M. FERRIS
	Title:	MANAGING DIRECTOR
OPTIONSXPRESS HOLDINGS, INC.
CREDIT AGREEMENT

FIFTH THIRD BANK, as a Lander
By:	/s/ Michael King
	Name:	Michael King
	Title:	Assistant Vice President
OPTIONSXPRESS HOLDINGS, INC.
CREDIT AGREEMENT

THE PRIVATEBANK AND TRUST COMPANY, as a Lender
By:	/s/ Alison Murphy
	Name:	Alison Murphy
	Title:	Managing Director
OPTIONSXPRESS HOLDINGS, INC.
CREDIT AGREEMENT

Schedule 1.01(a)
Broker-Dealer Subsidiaries
brokersXpress, LLC, an Illinois limited liability company
Hubb Pty Ltd., an entity organized under the laws of Australia
Hubb Financial, LLC, a California limited liability company
Hubb Financial Institute Pty Ltd., an entity organized under the laws of Australia
Hubb Financial Group Pty Ltd., an entity organized under the laws of Australia
Investment Educators Australia Pty Ltd., an entity organized under the laws of Australia
Lanai Partners, LLC, a Delaware limited liability company1
OPEN E CRY, LLC, an Ohio limited liability company
optionsXpress, Inc., a Delaware corporation
optionsXpress Australia Pty Limited, an entity organized under the laws of Australia
optionsXpress Canada Corp., an entity organized under the laws of Nova Scotia
optionsXpress Europe, B.V., an entity organized under the laws of The Netherlands
optionsXpress International, Inc., a Delaware corporation2
optionsXpress Singapore Pte Ltd., an entity organized under the laws of the Republic of Singapore
OX TRADING, LLC, a Delaware limited liability company
OXE, LLC, a Delaware limited liability company3
The Hubb Organization Pty Ltd., an entity organized under the laws of Australia

[1]	If the subsidiary becomes a Material Subsidiary, then such subsidiary shall need to comply with the requirements set forth in Sections 7.12 and 7.14 as if such subsidiary was a Broker Dealer Holdco.

[2]	If the subsidiary becomes a Material Subsidiary, then such subsidiary shall need to comply with the requirements set forth in Section 7.14 as if such subsidiary was a Broker Dealer Holdco.

[3]	If the subsidiary becomes a Material Subsidiary, then such subsidiary shall need to comply with the requirements set forth in Sections 7.12 and 7.14 as if such subsidiary was a Broker Dealer Holdco.

Schedule 1.01(b)
Permitted Investors
G-BAR Limited Partnership
James A. Gray
Ned W. Bennett

Schedule 1.01(c)
Competitors
Charles Schwab
E*Trade Financial
Fidelity
Interactive Brokers
Scottrade
TD Ameritrade
TD Bank
TradeStation Securities

Schedule 2.01
Commitments and Applicable Percentages

		Applicable Percentage of
Lender	Commitment	Commitments
Bank of America, N.A.	$40,000,000.00	33.333333333%
Bank of Montreal (Chicago Branch)	$30,000,000.00	25.000000000%
Fifth Third Bank	$30,000,000.00	25.000000000%
The PrivateBank and Trust Company	$20,000,000.00	16.666666667%
TOTAL	$120,000,000.00	100.000000000%

Schedule 6.13
Subsidiaries

				Number and
				Percentage of
				Outstanding
			Number of	Shares Owned
Loan Party or		Jurisdiction of	Shares	by Loan Party
Subsidiary Owner	Subsidiary	Formation	Outstanding	or Subsidiary
optionsXpress Holdings, Inc.	optionsXpress, Inc.	Delaware	25,000,000 shares of Common Stock, 10,000,000 shares of Preferred Stock	25,000,000 shares of Common Stock, 10,000,000 shares of Preferred Stock; 100%
optionsXpress Holdings, Inc.	optionsXpress International, Inc.	Delaware	1,000	1,000; 100%
optionsXpress Holdings, Inc.	brokersXpress Illinois, Inc.	Illinois	1,000	1,000; 100%
brokersXpress Illinois, Inc.	brokersXpress, LLC	Illinois	N/A	N/A; 100%
optionsXpress International, Inc.	ox Singapore, LLC	Delaware	N/A	N/A; 100%
ox Singapore, LLC	optionsXpress Singapore, LLC	Delaware	N/A	N/A; 100%
optionsXpress Singapore, LLC	optionsXpress Singapore Pte Ltd.	Organized under the laws of the Republic of Singapore	100,000	100,000; 100%
optionsXpress International, Inc.	optionsXpress Canada Corp.	Organized under the laws of Nova Scotia	100	100; 100%
optionsXpress International, Inc.	OX Australia, LLC	Delaware	10	10; 100%
OX Australia, LLC	optionsXpress Australia Pty Limited	Organized under the laws of Australia	5,000	5,000; 100%
optionsXpress International, Inc.	optionsXpress Europe, LLC	Delaware	100	95; 95%
optionsXpress Europe, LLC	optionsXpress Europe, B.V.	Organized under the laws of The Netherlands	265,000	265,000; 100%
optionsXpress Holdings, Inc.	OX TRADING, LLC	Delaware	10	10; 100%

				Number and
				Percentage of
				Outstanding
			Number of	Shares Owned
Loan Party or		Jurisdiction of	Shares	by Loan Party
Subsidiary Owner	Subsidiary	Formation	Outstanding	or Subsidiary
optionsXpress Holdings, Inc.	XPRESSTRADE, L.L.C.	Illinois	100	100; 100%
optionsXpress Holdings, Inc.	bX Holdings LLC	Delaware	7,189,535	7,189,535; 100%
optionsXpress Holdings, Inc.	Paragon Futures Group, Inc.	Delaware	1,500	1,500; 100%
Paragon Futures Group, Inc.	OPEN E CRY, LLC	Ohio	N/A	N/A; 100%
optionsXpress Holdings, Inc.	OXE, LLC	Delaware	100	100; 100%
OXE, LLC	Lanai Partners, LLC	Delaware	1,000	1,000; 100%
Lanai Partners, LLC	Hubb Financial Group Pty Ltd.	Organized under the laws of Australia	100	100; 100%
Lanai Partners, LLC	OPTIONETICS, INC.	Delaware	1,000	1,000; 100%
Hubb Financial Group Pty Ltd.	Optionetics Pty Ltd.	Organized under the laws of Australia	100	100; 100%
Optionetics Pty Ltd.	Investment Educators Asia Pte Ltd.	Organized under the laws of the Republic of Singapore	N/A	N/A; 100%
Optionetics Pty Ltd.	Investment Educators Hong Kong Pte Ltd.	Organized under the laws of the Republic of Singapore	N/A	N/A; 100%
Hubb Financial Group Pty Ltd.	The Hubb Organization Pty Limited	Organized under the laws of Australia	41,100,005	41,100,005; 100%
The Hubb Organization Pty Ltd.	Hubb (Australia) Pty Ltd.	Organized under the laws of the Australia	580	580; 100%
The Hubb Organization Pty Ltd.	Hubb Events (India) Private Limited	Organized under the laws of India	100,000	100,000; 100%
The Hubb Organization Pty Ltd.	Hubb Financial, LLC	California	100	100; 100%
Hubb Financial Group Pty Ltd.	Hubb Financial Institute Pty Ltd.	Organized under the laws of Australia	100	100; 100%
Hubb Financial Group Pty Ltd.	Investment Educators Australia Pty Limited	Organized under the laws of Australia	1	1; 100%

Schedule 6.19(a)
Taxpayer and Organizational Identification Numbers

	U.S. Taxpayer Identification	Organization Identification
Loan Party	Number	Number
brokersXpress Illinois, Inc.	42-1679209	63841226
bX Holdings LLC	32-0070203	3639305
OPTIONETICS, INC.	20-3899053	4052397
optionsXpress Holdings, Inc.	20-1444525	3813618
Paragon Futures Group, Inc.	31-1643654	3003919
XPRESSTRADE, L.L.C.	36-4114232	00090522

Schedule 6.19(b)
Changes in Legal Name, State of Formation and Structure
1.	Global Investment Research Corp., a Florida corporation, merged into Optionetics, Inc. on December 6, 2005.

2.
FX Trading Education Corp., a California corporation, Global Financial Planning Resources, Inc., a Florida corporation, and Profit Strategies Group, Inc., a California corporation, merged into OPTIONETICS, INC. on September 29, 2009.

Schedule 8.01
Liens Existing on the Closing Date

	Filing	File Number
Jurisdiction	Type	& Date	Debtor	Secured Party	Collateral Description
Delaware Secretary of State	UCC	2007 3228862 8/23/07	optionsXpress Holdings, Inc. 311 W. Monroe, Suite 1000 Chicago, IL 60603	Dell Financial Services L.P. 12234 N. IH-35 Bldg B Austin, TX 78753	Specific computer equipment, peripherals and software purchased by debtor from Dell Marketing L.P. pursuant to purchase order number BWS-073007-1 dated July 30, 2007.
Delaware Secretary of State	UCC	2008 3720032	optionsXpress Holdings, Inc. 39 South LaSalle Street Chicago, IL 60603	JPMorgan Chase Bank, N.A. 10 South Dearborn 7th Floor Chicago, IL 60603	All certain investment property, securities entitlements, securities, commodity accounts, commodities, instruments, investments, cash, other funds and amounts and other assets of every nature and description at any time held in or credited to account #5XR-710859 at Deutsche Bank [NOTE: account number has been changed to 5XL-710764].

Schedule 8.02
Investments Existing on the Closing Date
1.	optionsXpress Holdings, Inc. owns auction rate securities with a present value of $12,125,044.
2.	Paragon Futures Group, Inc. holds a loan to OPEN E CRY, LLC in the amount of $1,500,000.
3.	optionsXpress Holdings, Inc. holds a loan to optionsXpress Canada Corp. in the amount of $198,717.
4.	optionsXpress Holdings, Inc. holds a loan to Hubb Financial Group Pty Ltd. in the amount of $500,000 plus interest dated December 9, 2009.
5.	Investments in the Equity Interests of Subsidiaries as more fully described on Schedule 6.13.

Schedule 8.03
Indebtedness Existing on the Closing Date

Type of Indebtedness	Obligor	Issuer	Amount
Letter of Credit	optionsXpress Singapore Pte Ltd	JPMorgan Chase Bank, N.A.	SGD	7,500,000.00
Letter of Credit	optionsXpress Singapore Pte Ltd	JPMorgan Chase Bank, N.A.	SGD	100,000.00

Schedule 11.02
Certain Addresses for Notices
LOAN PARTIES:
optionsXpress Holdings, Inc.
Attention: Adam DeWitt
311 W Monroe St, Suite 1000
Chicago, IL 60606
Telephone: 312-267-6620
Fax: 312-220-7070
Email: adewitt@optionsxpress.com
-with a copy to-
optionsXpress Holdings, Inc.
Attention: Legal Department
311 W Monroe St, Suite 1000
Chicago, IL 60606
ADMINISTRATIVE AGENT:
Notices (other than Requests for Extensions of Credit):
Administrative Agent:
Bank of America, N.A.
Agency Management
335 Madison Avenue
Mail Code: NY1-503-04-03
New York, NY 10017
Attention: Paley Chen
Telephone: (646) 556-0753
Telecopier: (212) 548-8944
Electronic Mail: Paley.Chen@baml.com
For Payments and Requests for Extensions of Credit:
Bank of America, N.A.
One Independence Center
101 N. Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255-0001
Attention: Jean Hood
Telephone: (980) 388-9114
Telecopier: (704) 719-8162
Electronic Mail: jean.hood@baml.com
Account No.: 1366212250600
ABA# 026009593
Ref: OptionsXpress

Exhibit A
FORM OF LOAN NOTICE
Date:                     , 201__

To:	Bank of America, N.A., as Administrative Agent

Re:
Credit Agreement dated as of November 22, 2010 (as amended, modified, supplemented, restated or extended from time to time, the “Credit Agreement”) among optionsXpress Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:
The undersigned hereby requests (select one):
☐ A Borrowing of the Term Loan
☐ A conversion of the Term Loan
☐ A continuation of the Eurodollar Rate Loans
1.	On , 201_____ (which is a Business Day).

2.	In the amount of $ .[1]

3.	Comprised of (Type of Loan requested).

4.	For Eurodollar Rate Loans: with an Interest Period of months.
In connection with any Borrowing, the Borrower hereby represents and warrants that each of the conditions set forth in Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

OPTIONSXPRESS HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:

[1]
Principal amount shall be $2,000,000 or a whole multiple of $1,000,000 in excess thereof for conversion to or continuation of Eurodollar Rate Loans and $1,000,000 or a whole multiple of $500,000 in excess thereof for conversion to Base Rate Loans.

Exhibit B
FORM OF NOTE
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or permitted registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrower pursuant to that certain Credit Agreement dated as of November 22, 2010 (as amended, modified, supplemented, extended and restated from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto, as described in the Credit Agreement.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

OPTIONSXPRESS HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:

Exhibit C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     , 201__

To:	Bank of America, N.A., as Administrative Agent

Re:
Credit Agreement dated as of November 22, 2010 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”) among optionsXpress Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:
The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the                      of the Borrower, and that, in [his/her] capacity as such and not in an individual capacity, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent and the Lenders, on behalf of the Borrower, as follows:
[Use following paragraph 1 for the fiscal year-end financial statements:]
[1. Attached hereto as Schedule 1 as required by Section 7.01(a) of the Credit Agreement are (a) a consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended as of the above date, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year and (b) a balance sheet of optionsXpress for the fiscal year ended as of the above date and the related statements of income or operations and cash flows for such fiscal year, and in the case of each of clauses (a) and (b), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant required by such section.]
[Use following paragraph 1 for fiscal quarter-end financial statements:]
[1. Attached hereto as Schedule 1 as required by Section 7.01(b) of the Credit Agreement are a consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended as of the above date, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]
2. The financial covenant analyses and calculation of the Consolidated Leverage Ratio, the Consolidated Interest Coverage Ratio and Excess Net Capital set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 201___.

OPTIONSXPRESS HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:

Schedule 2
to Compliance Certificate

1.	Consolidated Leverage Ratio (Section 8.11(a))

	(a)	Consolidated Funded Indebtedness				$

	(b)	Consolidated EBITDA

		(i)	Consolidated EBIT

			(A)	Consolidated Net Income		$

			(B)	the provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of the Borrower and its Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income for such period, including payments made pursuant to any tax sharing agreements or arrangements among the Borrower and its Subsidiaries (so long as such tax sharing payments are attributable to the operations of the Borrower and its Subsidiaries)		$

			(C)	Consolidated Interest Charges for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income for such period[1]

				(I)	all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP	$

				(II)	the portion of rent expense with

[1]	Consolidated Interest Charges shall not include any amounts paid or payable pursuant to Sections 3.04 or 3.05 of the Credit Agreement.

		respect to such period under Capital Leases that is treated as interest in accordance with GAAP	$

	(III)	the implied interest component of Synthetic Leases with respect to such period	$

	(IV)	[Sum of (I) + (II) + (III)]	$

(D)	any fees, costs, commissions, expenses or other charges (other than depreciation and amortization expense but including the effects of purchase accounting adjustments) related to the transactions on the Closing Date and the Special Dividend, any issuance of Equity Interests, Investment, Acquisition, Disposition, dividend or similar Restricted Payment, recapitalization or the incurrence, repayment, amendment or modification of Indebtedness permitted to be incurred under the Credit Agreement and any charges or non-recurring merger costs incurred during such period (in each case whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the Credit Agreement and (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Credit Agreement, in each case, deducted (and not added back) in computing Consolidated Net Income for such period		$

(E)	any other non-cash charges, expenses or losses including any write offs or write downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBIT in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period)		$

(F)	the amount of any minority interest expense

	consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income	$

(G)	(x) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights deducted (and not added back) in such period in computing Consolidated Net Income and (y) other costs or expense deducted (and not added back) in such period in computing Consolidated Net Income pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Qualified Equity Interest of the Borrower	$

(H)	the amount paid by the Borrower during such period pursuant to Sections 3.04, 3.05 and 7.06 of the Credit Agreement, in each case to the extent the same were deducted (and not added back ) in computing Consolidated Net Income for such period	$

(I)	non-cash gains increasing Consolidated Net Income of the Borrower and its Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period	$

(J)	the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non- Wholly-Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income for such period	$

(K)	the amount of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business to the extent increasing or reducing Consolidated Net Income for such period, as applicable	$

		(L)	[Sum of (A) + (B) + (C)(IV) + (D) + (E) + (F) + (G) + (H) - (I) - (J) [+ OR -] (K)]	$

	(ii)	to the extent deducted in computing Consolidated Net Income for such period, depreciation and amortization expense for such period, as determined in accordance with GAAP		$

	(iii)	[Sum of 1(b)(i)(L) + 1(b)(ii)]		$

(c)	Consolidated Leverage Ratio [1(a) / 1(b)(iii)]			:1.0

(d)	Consolidated Leverage Ratio must not exceed			2.25:1.0

(e)	Borrower is in compliance			yes/no

2.	Consolidated Interest Coverage Ratio (Section 8.11(b))

	(a)	Consolidated EBIT (1(b)(i)(L) above)	$

	(b)	Consolidated Interest Charges (1(b)(i)(C)(IV) above)	$

	(c)	Consolidated Interest Coverage Ratio [2(a) / 2(b)]	:1.0

	(d)	Consolidated Interest Coverage Ratio must be at least	4.0:1.0

	(e)	Borrower is in compliance	yes/no

3.	(a)	Excess Net Capital (Section 8.11(c))	$

	(b)	Excess Net Capital must be at least	$

	(c)	Borrower is in compliance	yes/no

Exhibit D
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT (the “Agreement”) dated as of                     , 201_____  is by and between                     , a                      (the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Credit Agreement dated as of November 22, 2010 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”) among optionsXpress Holdings, Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the holders of the Obligations:
1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each holder of the Obligations and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms of the Credit Agreement.
2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the holders of the Obligations, a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Equity Interests identified on Schedule 3 hereto and all other Pledged Collateral (as defined in the Pledge Agreement) of the New Subsidiary to secure the prompt payment in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge Agreement).
3. The New Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that:
(a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.
(b) The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 hereto.

(c) Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation, been party to a merger, consolidation or other change in structure in the five years preceding the date hereof.
(d) Schedule 3 hereto lists each Subsidiary of the New Subsidiary, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, and (iii) the certificate number(s) of the certificates evidencing such Equity Interests and number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Equity Interests.
4. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.
6. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
7. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By:
Name:
Title:
Acknowledged and accepted:
BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

Schedule 1
Taxpayer Identification Number; Organizational Number

Schedule 2
Changes in Legal Name or State of Formation;
Mergers, Consolidations and other Changes in Structure

Schedule 3
Equity Interests

Exhibit E
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrower:	optionsXpress Holdings, Inc., a Delaware corporation

4. Administrative Agent:	Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5. Credit Agreement:	Credit Agreement dated as of November 22, 2010 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).

6. Assigned Interest:

Aggregate Amount of	Amount of
Loans	Loans	Percentage Assigned of
for all Lenders	Assigned[1]	Loans[2]

7. Trade Date:

8. Effective Date:
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]
By:
Name:
Title:

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][3] Accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

[Consented to:][4] OPTIONSXPRESS HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption
STANDARD TERMS AND CONDITIONS
1. Representations and Warranties.
1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(iv) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(ii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (viii) it is not a Competitor; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.